Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-164402 on Form F-4 of our report dated February 23, 2010 relating to the financial statements of IESI-BFC Ltd. appearing in the Proxy Statement / Prospectus, which is part of this Registration Statement.  Our report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the change in reporting currency from Canadian dollars to United States dollars and the retrospective adjustment of the consolidated financial statements to reflect the adoption of accounting principles generally accepted in the United States of America as the primary basis of reporting.  We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Ontario

March 17, 2010